UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2015

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	02-0732285 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

On May 19, 2015, NorthStar Realty Finance Corp. (“NorthStar Realty”) and NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), acting through direct or indirect subsidiaries of the Owner Partnership (as defined below), completed the acquisition (the “Acquisition”) of an $875 million real estate portfolio comprised of 32 private pay independent living facilities (the “Portfolio”) from affiliates of Harvest Facility Holdings LP (“Holiday”). The Acquisition was completed through a joint venture (the “Joint Venture”), which is owned 60% by NorthStar Realty and 40% by NorthStar Healthcare.
The facilities comprising the Portfolio contain approximately 3,983 units and are located in 12 different states, with the largest concentrations in California, Texas and Washington. As of March 31, 2015, the Portfolio’s overall resident occupancy was approximately 93%. The Portfolio will continue to be managed by an affiliate of Holiday pursuant to management agreements with the Manager Partnership (as defined below), subject to the Manager Partnership's right to terminate the management agreements on 90 days’ written notice following the end of this year.
In connection with the Acquisition, certain direct or indirect subsidiaries of the Owner Partnership (each, a “Borrower”) obtained 32 separate, cross-collateralized non-recourse loans through Fannie Mae’s Multifamily DUS Loan Program (each, a “Loan”), each with a fixed interest rate of 4.17% and a term of 10 years, for an aggregate principal amount of approximately $648 million. Although recourse for repayment of each Loan is generally limited to each Borrower’s respective assets, NorthStar Realty Finance Limited Partnership (“NorthStar Realty Operating Partnership”) provided a “non-recourse carveout” guaranty. NorthStar Healthcare Income Operating Partnership, LP will indemnify NorthStar Realty Operating Partnership, subject to certain limited exceptions, for its proportionate share of any obligations under such “non-recourse carveout” guaranty.
NorthStar Realty and NorthStar Healthcare hold their interests in the Joint Venture through a general partnership that indirectly holds the fee interests in the Portfolio (the “Owner Partnership”) and a general partnership that indirectly holds an interest in the management of the Portfolio (the “Manager Partnership”), each of which is owned 40% by 60% by NorthStar Realty and NorthStar Healthcare. Pursuant to the partnership agreement of the Owner Partnership entered into on May 19, 2015 (the “Owner Partnership Agreement”), NorthStar Realty has day-to-day control of the management and NorthStar Healthcare has certain consent rights over major decisions of the Owner Partnership. NorthStar Realty is externally managed by a subsidiary of NorthStar Asset Management Group Inc., NorthStar Healthcare’s sponsor and the parent of NorthStar Healthcare’s advisor. The Owner Partnership Agreement also contains restrictions on transfer and capital contribution requirements. The partnership agreement of the Manager Partnership contains terms substantially similar to those of the Owner Partnership Agreement.
The information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  Furthermore, the information in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “expect,” “intend” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, NorthStar Realty’s ability to realize the anticipated benefits of the Joint Venture with NorthStar Healthcare; the ability of Holiday to successfully manage the Portfolio; the Borrowers’ ability to comply with the terms of the Loans; potential conflicts that may arise at NorthStar Asset Management Group Inc. when advising each of NorthStar Realty and NorthStar Healthcare and the impact of such conflicts; the impact of any losses from properties in the Portfolio on cash flow and returns; market rental rates and property level cash flow; changes in economic conditions generally and the real estate and debt markets specifically; the impact of local economics; the availability of investment opportunities; the availability of capital; the ability to achieve targeted returns; and changes to generally accepted accounting principles; policies and rules applicable to REITs. Additional factors that could cause actual results to differ materially from those in the forward-looking statements are specified in NorthStar Realty’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Realty on the date of this report and NorthStar Realty is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: May 26, 2015	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman Executive Vice President, General Counsel and Secretary

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